INVESTOR CONTACT: David Dahlstrom ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS SECOND QUARTER FISCAL 2024 RESULTS
Delivers better-than-expected first-half earnings; advances transform and modernize initiative

AUSTIN, Minn. (May 30, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the second quarter of fiscal 2024, ended April 28, 2024. All comparisons are to the comparable period of fiscal 2023, unless otherwise noted.

EXECUTIVE SUMMARY — FIRST HALF
•Volume of 2.16 billion lbs., comparable to last year
•Net sales of $5.88 billion, compared to $5.95 billion
•Operating income of $537 million, compared to $585 million; adjusted operating income1 of $571 million
•Operating margin of 9.1%, compared to 9.8% last year; adjusted operating margin1 of 9.7%
•Earnings before income taxes of $530 million, down 5%; adjusted earnings before income taxes1 of $564 million, up 1%
•Effective tax rate of 23.0%, compared to 22.4%
•Diluted net earnings per share of $0.74, compared to $0.79; adjusted diluted net earnings per share1 of $0.79
•Year-to-date cash flow from operations of $640 million, up 55%

EXECUTIVE SUMMARY — SECOND QUARTER
•Volume of 1.06 billion lbs., compared to 1.10 billion lbs.
•Net sales of $2.89 billion, compared to $2.98 billion
•Operating income of $252 million, compared to $296 million; adjusted operating income1 of $276 million
•Operating margin of 8.7%, compared to 9.9% last year; adjusted operating margin1 of 9.6%
•Earnings before income taxes of $244 million, down 12%; adjusted earnings before income taxes1 of $268 million, down 4%
•Effective tax rate of 22.5%, compared to 22.1%
•Diluted net earnings per share of $0.34, compared to $0.40; adjusted diluted net earnings per share1 of $0.38
•Quarter-to-date cash flow from operations of $236 million, up 13%

EXECUTIVE COMMENTARY AND OUTLOOK
“We delivered a strong first half, with consecutive quarters of better-than-expected earnings, a significant improvement in operating cash flows, continued Foodservice strength, recovery in our International business and stable volumes across our business,” said Jim Snee, chairman of the board, president and chief executive officer. “Importantly, we made further progress on our strategic initiatives, and we remain on track to deliver on our commitments to improve our business and drive long-term shareholder returns and growth.”

“To reflect our solid first-half performance and our expectations for continued growth from our Foodservice and International segments, ongoing improvements across our supply chain, and further benefits from our transform and modernize initiative, we are updating our full-year earnings outlook," Snee said. "Our team remains focused on growing operating income, driving savings through our transform and modernize initiative, and capturing incremental value from our investments.”

For fiscal year 2024, the Company is:
•Reaffirming its net sales growth outlook of 1% to 3%.
•Updating its expectations for diluted net earnings per share to $1.45 to $1.55 (previously $1.43 to $1.57) and its expectations for adjusted diluted net earnings per share1 to $1.55 to $1.65* (previously $1.51 to $1.65).
•Including net sales and earnings pressure from a significant year-over-year decline in whole bird turkey markets, as well as the estimated impact of an unplanned production interruption at its Suffolk, Virginia, facility.
•Assuming continued benefits to net earnings from its transform and modernize initiative.

Fiscal 2024 Outlook	Current	Previous
Net Sales	$12.2 - $12.5 billion	$12.2 - $12.5 billion
Adj. Diluted Net Earnings per Share*	$1.55 - $1.65	$1.51 - $1.65
Effective Tax Rate	22.0 - 23.0%	21.0 - 23.0%
*Adjusted diluted net earnings per share1 excludes the estimated impact of $0.08 per share from nonrecurring costs associated with the Company's transform and modernize initiative and approximately $0.02 per share resulting from legal settlements. Please see discussion of non-GAAP measures and a reconciliation of the Company's fiscal year 2024 guidance for estimated adjusted diluted net earnings per share1 at the end of this release.

PROGRESS EXECUTING STRATEGIC PRIORITIES – Q2 HIGHLIGHTS

Drive focus and growth in our Retail business
•We grew volume and sales2 with many products during the quarter, including Planters® snack nuts, the SPAM® family of products, Jennie-O® lean ground turkey, Applegate® premium sliced lunchmeat and Herdez® guacamole.
•During the quarter, we grew market share2 across several flagship brands, including Hormel® Black Label® bacon, Planters® snack nuts, the SPAM® family of products and Jennie-O® lean ground turkey. Additionally, during the first half of the year, total points of distribution increased by mid-single digits3 for our flagship and rising brands.
•Within the bacon category, we achieved strong volume and sales gains2 for Hormel® Black Label® bacon, and double-digit volume and sales growth for Applegate Naturals® bacon.4 We also introduced several innovative bacon items, including Applegate Naturals® fully cooked Sunday Bacon® and Hormel® Black Label® ranch-flavored bacon.
Expand leadership in Foodservice
•We delivered another quarter of broad-based volume and net sales growth,5 led by Hormel® Bacon 1™ cooked bacon, our line of premium prepared proteins, premium pepperoni and Jennie-O® turkey.
•Two of our most exciting innovation items – Hormel® Flash 180™ sous vide-style chicken breast and Hormel® ribbon pepperoni – have already exceeded our sales projections for fiscal 2024.
•We delivered excellent growth during the quarter in the convenience channel,5 led by Planters® flavored cashews and Corn Nuts® corn kernels.

Aggressively develop our global presence
•Our in-country operations, partnerships and innovation continue to support growth in key international markets.
◦Brazil: Our Ceratti® branded business grew in the foodservice and retail channels, led by premium and pre-sliced chilled meats and charcuterie.5
◦China: Our retail business continued to recover in the second quarter, with distribution gains of SPAM® singles, the launch of new Skippy® spreads and further innovation in our shelf-stable meat snacking portfolio.
◦Philippines: Equity in earnings increased due to an improvement in sales mix, including growth in the hot dog and premium center-store grocery categories.5
◦South Korea: Skippy® items delivered significant growth5 resulting from media investment and expanded product offerings with key retail partners.
•The iconic Skippy® peanut butter brand is returning to the Canadian consumer market in the form of five all-new peanut butter-inspired snack products.

Execute our enterprise entertaining & snacking vision
•We continued to see strong momentum in our Planters® snack nuts business, including volume, sales and share gains for mixed nuts, cashews and Corn Nuts® corn kernels.2
•We are supporting the Hormel® pepperoni brand, America's No. 1 pepperoni brand,2 with a new national advertising campaign, "Boldly Irresistible," highlighting its versatility and cravability.
•We introduced several new entertaining and snacking items, including Planters® salt and vinegar cashews, Corn Nuts® loaded taco-flavor corn kernels, and Hormel Gatherings® summer-themed hard salami and pepperoni tray.

Future-fit our One Supply Chain/Continue to transform & modernize our Company
•We made further progress against our transform and modernize initiative, including in the areas of supply chain efficiency and portfolio optimization:
◦Plan: We continued the implementation of a new end-to-end planning process and are integrating new planning technology.
◦Buy: We continued to realize the benefits from our new procurement and productivity programs, with further savings expected across many categories, such as logistics and warehousing, direct supplies and indirect supplies. Additionally, we are broadening the scope of our efforts outside the supply chain.
◦Make: We completed a major improvement project to expand capacity for our retail canned portfolio. Additionally, we launched a project to increase capacity for Hormel® Bacon 1™ cooked bacon.
◦Move: We have implemented analytics across our refrigerated network to further enhance our service levels.
◦Portfolio Optimization: Leveraging our analytics tools and capabilities, we continued to identify opportunities to enhance and support margin-profile improvements.
•We celebrated the opening of our new $5 million, 13,000-square-foot childcare center in Austin, Minnesota. This new facility provides a needed service for our team members and the Austin community and assists the Company's efforts to recruit working parents in today’s tight labor market.

SEGMENT HIGHLIGHTS – SECOND QUARTER

Retail
•Volume down 5%
•Net sales down 7%
•Segment profit down 14%

Volume growth from the bacon and emerging brands verticals was more than offset by declines in value-added meats. Net sales increased for many items, including Hormel® Black Label® bacon, the SPAM® family of products, Applegate® natural and organic meats, Hormel® Square Table™ entrees and Planters® snack nuts. These gains were negated by a significant year-over-year volume and pricing decline for whole-bird turkeys and lower net sales in the convenient meals and proteins vertical. Segment profit declined due to lower sales and higher SG&A expenses, which included increased advertising investments. These factors more than offset the benefit from lower logistics expenses and supply chain improvement.

Foodservice
•Volume up 3%
•Net sales up 6%
•Segment profit up 3%

Volume and net sales growth were driven primarily by strength across the bacon, premium prepared proteins and turkey categories. Products such as Hormel® Bacon 1™ cooked bacon, Hormel® Fire Braised™ meats, Austin Blues® smoked meats, Café H® globally inspired proteins and Corn Nuts® corn kernels delivered double-digit net sales growth. Additionally, branded Jennie-O® turkey items delivered robust growth. Segment profit increased due to higher sales and lower logistics expenses.

International
•Volume down 7%
•Net sales down 7%
•Segment profit up 71%

Double-digit volume and net sales increases for SPAM® luncheon meat and refrigerated exports were more than offset by lower commodity export volumes and lower net sales in China. Segment profit increased significantly, resulting from favorable costs in China, growth from our partnerships in the Philippines, South Korea and Indonesia, as well as growth in Brazil.

SELECTED FINANCIAL DETAILS – SECOND QUARTER FISCAL 2024
•Advertising investments were $44 million, compared to $35 million last year. The Company expects full-year advertising expense to increase compared to the prior year.

•The effective tax rate was 22.5%, compared to 22.1% last year. The Company benefited from the impact of higher federal deductions last year.

•Capital expenditures were $60 million, compared to $54 million last year. The Company's target for capital expenditures in fiscal 2024 is $280 million.

•Depreciation and amortization expense was $64 million, compared to $62 million last year. The full-year expense for fiscal 2024 is expected to be approximately $250 million.

PRESENTATION
A conference call will be webcast at 8 a.m. CT on May 30, 2024. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing
800-549-8228 (toll-free) or 646-564-2877 (international) and providing the conference ID 77284. An audio replay is available at www.hormelfoods.com. The webcast replay will be available at noon CT, May 30, 2024, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America's most responsible companies by Newsweek, recognized on Fast Company's list of the 100 Best Workplaces for Innovators, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; potential disruption of operations, including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; failure to realize anticipated cost savings or operating efficiencies associated with strategic initiatives; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company’s reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1    Non-GAAP measure. See Appendix: Non-GAAP Measures to this news release for more information.
2    Circana Total US MULO;13 weeks ended 4/21/2024 vs YAG
3    Circana, POS Custom MA Model, Total US MULO; 26 weeks ended 4/21/24 vs YAG
4    SPINS Satori, Total US Natural; 12 weeks ended 4/21/2024 vs YAG
5    Internal data

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	April 28, 2024	April 30, 2023	% Change
Volume (lbs.)
Retail	724,994	766,330	(5.4)
Foodservice	261,832	254,575	2.9
International	73,017	78,659	(7.2)
Total Volume (lbs.)	1,059,843	1,099,563	(3.6)

Net Sales
Retail	$1,788,556	$1,916,243	(6.7)
Foodservice	932,003	881,441	5.7
International	166,794	179,955	(7.3)
Total Net Sales	$2,887,352	$2,977,639	(3.0)

Segment Profit
Retail	$132,399	$153,226	(13.6)
Foodservice	149,302	145,399	2.7
International	23,202	13,595	70.7
Total Segment Profit	304,903	312,220	(2.3)
Net Unallocated Expense	60,694	33,356	82.0
Noncontrolling Interest	(70)	(24)	(196.7)
Earnings Before Income Taxes	$244,139	$278,839	(12.4)

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Six Months Ended
	April 28, 2024	April 30, 2023	% Change
Volume (lbs.)
Retail	1,490,406	1,519,217	(1.9)
Foodservice	517,839	491,662	5.3
International	153,153	150,896	1.5
Total Volume (lbs.)	2,161,397	2,161,774	—

Net Sales
Retail	$3,699,827	$3,874,040	(4.5)
Foodservice	1,845,090	1,716,191	7.5
International	339,346	358,400	(5.3)
Total Net Sales	$5,884,263	$5,948,632	(1.1)

Segment Profit
Retail	$281,904	$307,903	(8.4)
Foodservice	299,466	281,841	6.3
International	43,234	33,500	29.1
Total Segment Profit	624,603	623,244	0.2
Net Unallocated Expense	94,714	63,111	50.1
Noncontrolling Interest	(204)	(92)	(121.4)
Earnings Before Income Taxes	$529,685	$560,041	(5.4)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Six Months Ended
	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
Net Sales	$2,887,352	$2,977,639	$5,884,263	$5,948,632
Cost of Products Sold	2,383,546	2,486,220	4,871,723	4,961,263
Gross Profit	503,806	491,419	1,012,539	987,369
Selling, General, and Administrative	266,668	212,492	507,054	434,548
Equity in Earnings of Affiliates	15,182	16,870	31,273	32,429
Operating Income	252,320	295,798	536,758	585,250
Interest and Investment Income	13,497	1,365	32,932	11,461
Interest Expense	21,679	18,323	40,005	36,670
Earnings Before Income Taxes	244,139	278,839	529,685	560,041
Provision for Income Taxes	54,931	61,624	121,749	125,175
Effective Tax Rate	22.5%	22.1%	23.0%	22.4%
Net Earnings	189,207	217,215	407,936	434,866
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(70)	(24)	(204)	(92)
Net Earnings Attributable to Hormel Foods Corporation	$189,278	$217,239	$408,140	$434,958

Net Earnings Per Share:
Basic	$0.35	$0.40	$0.75	$0.80
Diluted	$0.34	$0.40	$0.74	$0.79

Weighted-average Shares Outstanding:
Basic	547,868	546,424	547,444	546,404
Diluted	548,685	549,013	548,303	549,522

Dividends Declared Per Share	$0.2825	$0.2750	$0.5650	$0.5500

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	April 28, 2024	October 29, 2023
Assets
Cash and Cash Equivalents	$1,486,368	$736,532
Short-term Marketable Securities	23,074	16,664
Accounts Receivable	731,984	817,391
Inventories	1,673,500	1,680,406
Prepaid Expenses and Other Current Assets	61,592	46,256
Total Current Assets	3,976,519	3,297,249

Goodwill	4,929,034	4,928,464
Other Intangibles	1,748,778	1,757,171
Pension Assets	195,530	204,697
Investments in Affiliates	710,029	725,121
Other Assets	412,359	370,252
Net Property, Plant, and Equipment	2,163,124	2,165,818
Total Assets	$14,135,373	$13,448,772

Liabilities and Shareholders' Investment
Accounts Payable & Accrued Expenses	$757,733	$823,076
Accrued Marketing Expenses	117,731	87,452
Employee Related Expenses	238,709	263,330
Interest and Dividends Payable	179,773	172,178
Taxes Payable	53,573	15,212
Current Maturities of Long-term Debt	957,292	950,529
Total Current Liabilities	2,304,811	2,311,776

Long-term Debt Less Current Maturities	2,852,604	2,358,719
Pension and Post-retirement Benefits	356,048	349,268
Deferred Income Taxes	504,907	498,106
Other Long-term Liabilities	220,551	191,917
Accumulated Other Comprehensive Loss	(262,325)	(272,252)
Other Shareholders' Investment	8,158,778	8,011,237
Total Liabilities and Shareholders' Investment	$14,135,373	$13,448,772

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Six Months Ended
	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
Operating Activities
Net Earnings	$189,207	$217,215	$407,936	$434,866
Depreciation and Amortization	63,630	61,740	127,696	123,243
Decrease (Increase) in Working Capital	(36,790)	(85,487)	78,611	(153,051)
Other	20,100	14,658	25,883	6,696
Net Cash Provided by (Used in) Operating Activities	236,147	208,126	640,127	411,754

Investing Activities
Net Sale (Purchase) of Securities	(4,535)	786	(5,499)	(47)
Purchases of Property, Plant, and Equipment	(59,965)	(53,529)	(107,175)	(90,581)
Proceeds from (Purchases of) Affiliates and Other Investments	(450)	(8,792)	(450)	(427,407)
Other	388	1,936	408	6,968
Net Cash Provided by (Used in) Investing Activities	(64,562)	(59,599)	(112,716)	(511,068)

Financing Activities
Proceeds from Long-term Debt	497,765	—	497,765	—
Repayments of Long-term Debt and Finance Leases	(2,270)	(2,187)	(4,520)	(4,376)
Dividends Paid on Common Stock	(154,741)	(150,599)	(305,035)	(292,616)
Share Repurchase	—	(12,303)	—	(12,303)
Other	13,683	(80)	32,862	2,555
Net Cash Provided by (Used in) Financing Activities	354,437	(165,169)	221,072	(306,739)
Effect of Exchange Rate Changes on Cash	(2,865)	(2,651)	1,353	4,442
Increase (Decrease) in Cash and Cash Equivalents	523,156	(19,294)	749,836	(401,611)
Cash and Cash Equivalents at Beginning of Year	963,212	599,789	736,532	982,107
Cash and Cash Equivalents at End of Period	$1,486,368	$580,496	$1,486,368	$580,496

APPENDIX: NON-GAAP MEASURES
This news release includes measures of financial performance that are not defined by U.S.  generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP measures provide useful information to investors because they aid analysis and understanding of the Company’s results and business trends relative to past performance and the Company’s competitors. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies.

Transform and Modernize Initiative
In the fourth quarter of fiscal 2023, the Company announced a multi-year transform and modernize initiative. In presenting non-GAAP measures, the Company adjusts for (i.e., excludes) expenses for this initiative that are non-recurring, comprised primarily of project-based external consulting fees and asset write-offs related to portfolio optimization (i.e., reducing the complexity and optimizing the assortment of the product portfolio). The Company believes the non-recurring costs are not reflective of the Company’s ongoing operating cost structure; therefore, the Company is excluding these discrete costs. The Company does not adjust for (i.e., does not exclude) certain costs related to the transform and modernize initiative that are expected to continue after the project ends, such as software license fees and internal employee expenses, because those costs are considered ongoing in nature as a component of normal operating costs.

Pork Antitrust Litigation Settlements
In the second quarter of fiscal 2024, the Company agreed to settle with three classes of plaintiffs in the pork antitrust litigation. These settlement amounts are not indicative of the Company’s core operating performance, do not reflect expected future operating costs, and may not be meaningful when comparing the Company’s operating performance against that of prior periods.

The table below shows the calculations to reconcile from the GAAP measures to the non-GAAP measures. The tax impacts were calculated using the effective tax rate for the quarter in which the expenses were incurred.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Six Months Ended
in thousands, except per share amounts	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
Cost of Products Sold (GAAP)	$2,383,546	$2,486,220	$4,871,723	$4,961,263
Transform and Modernize Initiative(1)	(1,823)	—	(3,420)	—
Adjusted Cost of Products Sold (Non-GAAP)	$2,381,723	$2,486,220	$4,868,303	$4,961,263

SG&A (GAAP)	$266,668	$212,492	$507,054	$434,548
Transform and Modernize Initiative(2)	(10,021)	—	(18,736)	—
Pork Antitrust Litigation Settlements(3)	(11,750)	—	(11,750)	—
Adjusted SG&A (Non-GAAP)	$244,898	$212,492	$476,568	$434,548

Operating Income (GAAP)	$252,320	$295,798	$536,758	$585,250
Transform and Modernize Initiative(1)(2)	11,843	—	22,156	—
Pork Antitrust Litigation Settlements(3)	11,750	—	11,750	—
Adjusted Operating Income (Non-GAAP)	$275,914	$295,798	$570,665	$585,250

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended		Six Months Ended
in thousands, except per share amounts	April 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023
Earnings Before Income Taxes (GAAP)	$244,139	$278,839	$529,685	$560,041
Transform and Modernize Initiative(1)(2)	11,843	—	22,156	—
Pork Antitrust Litigation Settlements(3)	11,750	—	11,750	—
Adjusted Earnings Before Income Taxes (Non-GAAP)	$267,732	$278,839	$563,591	$560,041

Provision for Income Taxes (GAAP)	$54,931	$61,624	$121,749	$125,175
Transform and Modernize Initiative(1)(2)	2,665	—	4,985	—
Pork Antitrust Litigation Settlements(3)	2,644	—	2,644	—
Adjusted Provision for Income Taxes (Non-GAAP)	$60,240	$61,624	$129,378	$125,175

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$189,278	$217,239	$408,140	$434,958
Transform and Modernize Initiative(1)(2)	9,179	—	17,171	—
Pork Antitrust Litigation Settlements(3)	9,106	—	9,106	—
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$207,562	$217,239	$434,418	$434,958

Diluted Net Earnings Per Share (GAAP)	$0.34	$0.40	$0.74	$0.79
Transform and Modernize Initiative(1)(2)	0.02	—	0.03	—
Pork Antitrust Litigation Settlements(3)	0.02	—	0.02	—
Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.38	$0.40	$0.79	$0.79

SG&A as a Percent of Net Sales (GAAP)	9.2%	7.1%	8.6%	7.3%
Transform and Modernize Initiative(2)	(0.3)	—	(0.3)	—
Pork Antitrust Litigation Settlements(3)	(0.4)	—	(0.2)	—
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	8.5%	7.1%	8.1%	7.3%

Operating Margin (GAAP)	8.7%	9.9%	9.1%	9.8%
Transform and Modernize Initiative(1)(2)	0.4	—	0.4	—
Pork Antitrust Litigation Settlements(3)	0.4	—	0.2	—
Adjusted Operating Margin (Non-GAAP)	9.6%	9.9%	9.7%	9.8%

(1)    Comprised primarily of asset write-offs related to portfolio optimization.
(2)    Comprised primarily of project-based external consulting fees.
(3)    Settlements for pork antitrust litigation.

Forward-looking GAAP to Non-GAAP Measures
Our fiscal 2024 outlook for adjusted diluted net earnings per share is a non-GAAP measure that excludes, or has otherwise been adjusted for, items impacting comparability, including estimated charges associated with the transform and modernize initiative.

The table below shows the calculation to reconcile from the estimated fiscal 2024 GAAP measure to the estimated non-GAAP adjusted measure.

Fiscal 2024 Outlook
Diluted Net Earnings per Share (GAAP)	$1.45 - $1.55
Transform and Modernize Initiative	$0.08
Pork Antitrust Litigation Settlements	$0.02
Adjusted Diluted Net Earnings per Share (Non-GAAP)	$1.55 - $1.65